UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

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SANGAMO BIOSCIENCES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
MATTERS TO BE CONSIDERED AT ANNUAL MEETING PROPOSAL ONE: ELECTION OF DIRECTORS
PROPOSAL TWO: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPENSATION DISCUSSION AND ANALYSIS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
APPENDIX A

SANGAMO BIOSCIENCES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 7, 2007

To the Stockholders of Sangamo BioSciences, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Sangamo BioSciences, Inc., a Delaware corporation (the “Company” or “Sangamo”), will be held on Thursday, June 7, 2007, at 9:00 a.m. Pacific time at 501 Canal Blvd, Suite A100, Richmond, California 94804, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

1. To elect seven directors to serve on the Board of Directors for a one-year term ending at the Annual Meeting held in 2008 or until their successors are duly elected and qualified;

2. To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm of Sangamo for the fiscal year ending December 31, 2007, and

3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only stockholders of record at the close of business on April 16, 2007 are entitled to notice of and to vote at the Annual Meeting. The stock transfer books of Sangamo will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of Sangamo.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please vote as soon as possible. You may vote by mailing a completed proxy card, by telephone, or over the Internet. Should you receive more than one Proxy because your shares are registered in different names and addresses, each Proxy should be signed and returned or the shares represented thereby should be voted by telephone or over the Internet to assure that all your shares will be voted. You may revoke your Proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your Proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

Sincerely,

/s/  EDWARD O. LANPHIER II

Edward O. Lanphier II
President and Chief Executive Officer

Richmond, California
April 27, 2007

YOUR VOTE IS VERY IMPORTANT

REGARDLESS OF THE NUMBER OF SHARES YOU OWN.  PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE. PLEASE REFERENCE THE “VOTING BY MAIL, VIA THE INTERNET OR BY TELEPHONE” SECTION ON PAGE 3 OF THE PROXY STATEMENT FOR ALTERNATE VOTING METHODS.

SANGAMO BIOSCIENCES, INC.
501 Canal Blvd, Suite A100
Richmond, California 94804

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 7, 2007

General

The enclosed Proxy (“Proxy”) is solicited on behalf of the Board of Directors of Sangamo BioSciences, Inc., a Delaware corporation (the “Company” or “Sangamo”), for use at the Annual Meeting of Stockholders to be held on June 7, 2007 (the “Annual Meeting”). The Annual Meeting will be held at 9:00 a.m. at 501 Canal Blvd, Suite A100, Richmond, California 94804. These Proxy solicitation materials are being mailed on or about May 1, 2007, to all stockholders entitled to vote at the Annual Meeting.

Voting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. On April 16, 2007, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 35,065,236 shares of Sangamo’s Common Stock, par value $0.01 (“Common Stock”), were issued and outstanding. No shares of Sangamo’s preferred stock, par value $0.01, were outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder on April 16, 2007. Stockholders may not cumulate votes in the election of directors.

Holders of a majority of the outstanding shares of Common Stock must be present or represented at the Annual Meeting in order to have a quorum. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting. Broker non-votes are shares held of record by stock brokerage firms which are not voted due to the failure of the beneficial owners of those shares to provide voting instructions as to those matters as to which the brokerage firms may not vote on a discretionary basis. In the election of directors (Proposal No. 1), the seven nominees receiving the highest number of affirmative votes will be elected. Ratification of the appointment of Ernst & Young LLP (Proposal No. 2) requires the approval of the affirmative vote of a majority of the shares of Common Stock present or represented and entitled to vote. Abstentions will have no effect on Proposal No. 1 but will be counted in the tabulation of the votes cast on Proposal No. 2 and will have the same effect as negative votes on that proposal. Broker non-votes are not entitled to vote at the Annual Meeting and will not be counted for purposes of determining whether a proposal has been approved. If the persons present or represented by proxy at the Annual Meeting constitute the holders of less than a majority of the outstanding shares of Common Stock as of the record date, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Recommendations of the Board of Directors

The Company’s Board of Directors (the “Board of Directors” or the “Board”) recommends that you vote FOR each of the nominees of the Board of Directors (Proposal No. 1) and FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent accountants for the Company’s fiscal year ending December 31, 2007 (Proposal No. 2).

Voting by Mail, via the Internet or by Telephone

Stockholders whose shares are registered in their own names may vote by mailing a completed proxy card, via the Internet or by telephone. Instructions for voting via the Internet or by telephone are set forth on the enclosed proxy card. To vote by mailing a proxy card, sign and return the enclosed proxy card in the enclosed prepaid and addressed envelope and your shares will be voted at the Annual Meeting in the manner you direct. In the event no directions are specified, such proxies will be voted FOR each of the nominees of the Board of Directors (Proposal No. 1) and FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ended December 31, 2007 (Proposal No. 2) and in the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting. You may revoke or change your proxy vote at any time before the Annual Meeting by sending a written notice of revocation or submitting another proxy with a later date to the Inspector of Elections of the Company at the Company’s principal executive offices before the beginning of the Annual Meeting. You may also revoke your proxy vote by attending the Annual Meeting and voting in person.

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares over the Internet or by telephone rather than by mailing a completed voting instruction card provided by the bank or brokerage firm. Please check the voting instructions card provided by your bank or brokerage house for available and instructions. If Internet or telephone voting is unavailable from your bank or brokerage house, please complete and return the enclosed voting instruction card in the self-addressed postage paid envelope provided.

Solicitation

Sangamo will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, Sangamo may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, facsimile or other means by directors, officers or employees of the Sangamo. No additional compensation will be paid to these individuals for any such services.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders of Sangamo that are intended to be presented by such stockholders at Sangamo’s Annual Meeting in 2008 must be received no later than January 2, 2008, in order that they may be included in the Proxy statement and form of Proxy relating to that meeting. In addition, the Proxy solicited by the Board of Directors for the Annual Meeting in 2007 will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless Sangamo receives notice of such proposal not later than February 1, 2008.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE:

ELECTION OF DIRECTORS

General

At the Annual Meeting, seven directors are to be elected to serve until the next Annual Meeting of Stockholders and until a successor for such director is elected and qualified, or until the death, resignation or removal of such director. The seven director nominees receiving the highest number of affirmative votes will be elected. The nominees for election have agreed to serve if elected, and management has no reason to believe that such nominees will be unavailable to serve. In the event the nominees are unable or decline to serve as directors at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

Nominees for Term Ending Upon the Annual Meeting of Stockholders in 2008

Edward O. Lanphier II, age 50, is the founder of Sangamo, has served as President, Chief Executive Officer and as a member of the Board of Directors since Sangamo’s inception. Mr. Lanphier has approximately twenty-five years of experience in the pharmaceutical and biotechnology industry. From June 1992 to May 1997, he held various positions at Somatix Therapy Corporation, a gene therapy company, including Executive Vice President, Commercial Development and Chief Financial Officer. Prior to Somatix, Mr. Lanphier was President and Chief Executive Officer of BioGrowth, Inc., a biotechnology company that merged with Celtrix Laboratories to form Celtrix Pharmaceuticals, Inc. in 1991. From 1986 to 1987, Mr. Lanphier served as Vice President of Corporate Development at Biotherapeutics, Inc. From 1984 to 1986 he served as Vice President of Corporate Development at Synergen Inc. Prior to Synergen, he was employed by Eli Lilly and Company, a pharmaceutical company, in the strategic business planning biotechnology group. Mr. Lanphier is a member of the Biotechnology Industry Organization (BIO) Emerging Companies Section and serves on the board of directors of the Biotechnology Institute. Mr. Lanphier holds a B.A. in biochemistry from Knox College.

William G. Gerber, M.D., age 60, has served as a member of our Board of Directors since June 1997. Dr. Gerber is currently a partner at Bay City Capital, a life sciences venture capital fund. From September 1999 until its merger into Nanogen, Inc. in December 2004, Dr. Gerber was President, Chief Executive Officer and a Director of Epoch Biosciences, Inc., a biomedical company. From April 1998 to July 1999, he was President of diaDexus LLC, a pharmacogenomics company. Previous to his appointment at diaDexus, he was Chief Operating Officer of Onyx Pharmaceuticals. Before joining Onyx in 1995, Dr. Gerber was with Chiron Corporation, a biopharmaceutical, vaccine and blood testing company, where he was President of the Chiron Diagnostics business unit after Chiron’s merger with Cetus Corporation in December 1991. He joined Cetus in 1987 as Senior Director of Corporate Ventures and was named Vice President and General Manager of the PCR (Polymerase Chain Reaction) Division in November 1988. Dr. Gerber is Chairman of the Board of Pathway Diagnostics, a private company, and on the board of directors of Nanogen, Inc., Radiant Medical, Inc. and Galileo Pharmaceuticals, Inc. Dr. Gerber earned his B.S. and M.D. degrees from the University of California, San Francisco School of Medicine.

John W. Larson, age 71, has served as a member of our Board of Directors since January 1996. Mr. Larson is currently a partner at the law firm of Morgan, Lewis & Bockius LLP. Mr. Larson served as partner at the law firm of Brobeck, Phleger & Harrison LLP (Brobeck) from 1969 until retiring in January 2003, except for the period from July 1971 to September 1973 when he was in government service as Assistant Secretary of the United States Department of the Interior and Counselor to George P. Shultz, Chairman of the Cost of Living Council. From 1988 until March 1996, Mr. Larson was Chief Executive Officer of Brobeck. Mr. Larson serves on the boards of Needham Funds, WageWorks, Inc. and MBA Polymers, Inc. Mr. Larson holds an L.L.B. and a B.A., with distinction, in economics, from Stanford University.

Margaret A. Liu, M.D., age 50, has served as a member of our Board of Directors since March 2005. Dr. Liu is currently a Visiting Professor at the Karolinska Institute in Stockholm and, until June 2006, will serve as Vice-

Chairman of the Board of Transgène in Strasbourg. From 2000 to 2002 Dr. Liu was the Senior Advisor in Vaccinology for the Bill and Melinda Gates Foundation. From 1997 to 1998 she was Vice President of Vaccines Research and from 1998-2000 Vice President of Vaccines and Gene Therapy at Chiron Corporation. She joined Merck Research Laboratories in 1988 and in 1994 became Senior Director in the Department of Virus and Cell Biology. Dr. Liu serves on the editorial or advisory boards of various scientific journals and has been elected a member of the American Society for Clinical Investigation and a Fellow of the Molecular Medicine Society. In 2002, Discover magazine named her one of “The 50 Most Important Women Scientists”. Dr. Liu earned her B.A. in Chemistry, Summa Cum Laude, from Colorado College and an M.D. from Harvard Medical School. In 2002, she was awarded an honorary Doctorate of Science from Colorado College and has received numerous honorary lectureships.

Steven J. Mento, Ph.D., age 55, has served as a member of our Board of Directors since May 2005. He is President and Chief Executive Officer of Conatus Pharmaceuticals Inc. From 1997 to 2005 he was President and CEO of Idun Pharmaceuticals and prior to that, from 1982 to 1992, Dr. Mento held various positions at American Cyanamid Company. His last position was Director of Viral Vaccine Research and Development at Lederle-Praxis Biologicals, a business unit of American Cyanamid Company. In January of 1992, he joined Viagene, Inc. as Vice President of Research and Development. Dr. Mento was responsible for directing the company’s transition from basic research through initiation of the first company sponsored Phase I and Phase II clinical trials in the emerging field of gene therapy. In October of 1995, Chiron Corporation acquired Viagene, Inc., and renamed the company Chiron Viagene, Inc. Dr. Mento served as President of Chiron Viagene, Inc. and Vice President of Chiron Corporation until August of 1997. As President, Dr. Mento had overall responsibility for gene therapy research, product development, QA/QC, GMP manufacturing as well as general administration functions at Chiron Viagene. Dr. Mento holds Bachelor of Arts, Master of Science, and Ph.D. degrees in microbiology from Rutgers University. He did his post-doctoral fellowship in somatic cell genetics at the University of Toronto. Dr. Mento currently serves on the Boards of BIOCOM, BIO ECS Governing Body, Grannus BioSciences, UCSD-Division of Biological Sciences Board of Advisors, SDSU BioScience Center Scientific Advisory Board, Cal State San Marcos Advisory Council, and UCSD Bannister Family House. He also serves on the BIO Health Section Governing Body Board and the board of Hawaii Biotech.

H. Ward Wolff, age 58, has served as a member of our Board of Directors since June 2006. Mr. Wolff is Senior Vice President and Chief Financial Officer of Nuvelo, Inc. and most recently served as Chief Financial Officer and Senior Vice President, Finance, of Abgenix, Inc. from September 2004 to the date in April 2006 when the merger of Abgenix and Amgen Inc. was consummated. From July 2002 to December 2003, Mr. Wolff served as Chief Financial Officer of QuantumShift. From 1998 to January 2002, he was Senior Vice President and Chief Financial Officer of DoubleTwist, Inc. From 1992 to 1998, he was Senior Vice President of Finance and Administration and Chief Financial Officer of Premenos Technology Corporation. From 1985 to 1992, Mr. Wolff was an Executive Director of Russell Reynolds Associates, Inc. From 1974 to 1985, Mr. Wolff held numerous positions with Price Waterhouse, as a certified public accountant, including Senior Audit Manager. Mr. Wolff received a B.A. degree in Economics from the University of California at Berkeley and an M.B.A. degree from Harvard Business School.

Michael C. Wood, age 54, has served as a member of our Board of Directors since our inception. Mr. Wood was founder, CEO and President of LeapFrog Enterprises, Inc. and its predecessor, an educational company from January 1995 through March 2004. Mr. Wood has 15 years of experience in the corporate legal representation of high technology firms and venture capital partnerships. From 1991 through 1994, he was a partner of the emerging technology companies group at Cooley Godward LLP. From 1979 to 1991, Mr. Wood practiced corporate law in the high technology practice of Crosby, Heafey, Roach & May. Mr. Wood received a J.D. from the Hastings College of Law, an M.B.A. from the University of California, Berkeley and his B.A. in political science from Stanford University.

Board Independence

The Board of Directors has determined that each of its current and nominated directors, except the Chief Executive Officer, is independent within the meaning of the NASDAQ Global Market, Inc. director independence standards.

Board Committees and Meetings

The Board of Directors held four meetings during the fiscal year ended December 31, 2006 (the “2006 Fiscal Year”). The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee and has adopted a written charter for each of these committees. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which such director served during the 2006 Fiscal Year.

Audit Committee

The Audit Committee currently consists of three directors: Mr. Wolff, Dr. Mento and Mr. Wood, each of whom is independent within the meaning of the NASDAQ Global Market, Inc. director independence standards and SEC rules. Mr. Wolff was appointed to the Audit Committee in June 2006. The Board of Directors has determined that Mr. Wolff is an “audit committee financial expert” as defined in SEC rules and has the financial sophistication in accordance with the applicable NASDAQ listing standards. The Audit Committee held four meetings during the 2006 Fiscal Year.

The Audit Committee assists the Board of Directors in its oversight of the integrity of the Company’s financial statements, the risk management and internal controls of the Company and the Company’s compliance with legal and regulatory requirements. The Audit Committee interacts directly with and evaluates the performance of the independent registered public accounting firm, including determining whether to engage or dismiss the independent registered public accounting firm and to monitor the independent registered public accounting firm’s qualifications and independence. The Audit Committee also pre-approves all audit services and permissible non-audit services provided by the independent registered public accounting firm.

The Audit Committee Report is included herein on page 29.

Compensation Committee

The Compensation Committee currently consists of three directors: Dr. Gerber, Dr. Liu and Mr. Larson, each of whom is independent within the meaning of the NASDAQ Global Market Inc. director independence standards.

The Compensation Committee’s functions are to (i) establish compensation arrangements and incentive goals for executive officers, (ii) administer compensation plans, (iii) evaluate the performance of executive officers and award incentive compensation, (iv) adjust compensation arrangements as appropriate based upon performance and (v) review and monitor management development and succession plans and activities. A subcommittee of the Compensation Committee, consisting of Dr. Gerber and Dr. Liu, administers the Company’s stock plans and makes all grants and awards thereunder.

The Compensation Committee is authorized to delegate its authority to a subcommittee when appropriate. It is authorized to hire independent compensation consultants and other professionals to assist in the design, formulation, analysis and implementation of compensation programs for the Company’s executive officers and other key employees. Pursuant to such authority, the Compensation Committee engaged the compensation consulting firm of Setren, Smallberg and Associates to advise on executive compensation matters on an ongoing basis, review the Company’s total compensation programs, develop new plans to meet the Company’s compensation policies and objectives and to assist in program implementation. In determining or recommending the amount or form of executive officer compensation, the Compensation Committee also takes into consideration information received from the Company’s Chief Executive Officer. In doing so, however, the Compensation Committee customarily considers the comparative relationship of the recommended compensation to the compensation paid by other similarly situated companies, individual performance, tenure, internal comparability and the achievement of certain other operational and qualitative goals identified in the Company’s strategic plan.

The Compensation Committee held two meetings during fiscal year 2006. The Compensation Committee has a charter, a copy of which is attached as Appendix A to this proxy statement. Such charter may also be obtained by mailing a request for a copy to the Secretary of the Company at the above address.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Dr. Gerber and Messrs. Larson and Wood, each of whom is independent within the meaning of the NASDAQ Global Market, Inc. director independence standards.

The Nominating and Corporate Governance Committee considers and periodically reports on matters relating to the size, identification, selection and qualification of the Board of Directors and candidates nominated for the Board of Directors and its committees; and develops and recommends governance principles applicable to us. The Nominating and Corporate Governance Committee was established in March 2004. The Charter of the Nominating and Corporate Governance Committee is not available on our website, but was attached to our proxy statement filed with the SEC on April 29, 2004.

The Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for membership on the Board of Directors as described below under “Identification and Evaluation of Nominees for Directors.” In evaluating such recommendations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the membership criteria set forth under “Director Qualifications.” Stockholder nominees will receive the same consideration that nominees of the Board receive. Any stockholder recommendations proposed for consideration by the Nominating and Corporate Governance Committee should include the candidate’s name and qualifications for membership on the Board of Directors and should be addressed to:

Investor Relations
Sangamo BioSciences, Inc.
501 Canal Blvd., Suite A100
Richmond, CA 94804

Director Qualifications

The Nominating and Corporate Governance Committee will use a variety of criteria to evaluate the qualifications and skills necessary for members of our Board of Directors. The Nominating and Corporate Governance Committeee may assess character, judgment, business acumen and scientific expertise, and familiarity with issues affecting the biotechnology and pharmaceutical industries. Other qualifications will be determined on a case-by-case basis, depending on whether the Nominating and Corporate Governance Committee desires to fill a vacant seat or increase the size of the Board to add new directors. In addition, the Nominating and Corporate Governance Committee may also evaluate whether a potential director nominee’s skills are complementary to existing Board members’ skills or meet the Board’s need for operations, management, commercial, financial, or other expertise.

Identification and Evaluation of Nominees for Directors

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board of Directors, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. The Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for the Board of Directors. In evaluating such recommendations, the Nominating and Corporate Governance Committee uses the qualifications standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the Board of Directors.

Annual Meeting Attendance

Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meetings of stockholders, directors are encouraged to attend annual meetings of our stockholders. Two directors attended the 2006 annual meeting of stockholders.

Communications with the Board of Directors

Although we do not have a formal policy regarding communications with the Board of Directors, stockholders may communicate with the Board of Directors, including the non-management directors, by sending a letter to the Sangamo Board of Directors, c/o Investor Relations, 501 Canal Boulevard, Suite A100, Richmond, California 94804. Stockholders who would like their submission directed to a particular member of the Board of Directors may so specify.

Code of Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics, which is applicable to all employees and directors of the Company. We will provide a copy of the Code of Ethics upon request made in writing to Sangamo BioSciences, Inc., Attention: Investor Relations, 501 Canal Boulevard, Suite A100, Richmond, California 94804. In the event that we make any amendments to or grant any waivers of, a provision of the Code of Ethics that applies to the principal executive officer, principal financial officer, or principal accounting officer that requires disclosure under applicable SEC rules, we intend to disclose such amendment or waiver and the reasons therefore, on our website at www.sangamo.com, on the Investor Relations page.

Director Compensation

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director during the 2006 Fiscal Year who served on our Board of Directors in the 2006 Fiscal Year. The Company does not sponsor a non-equity incentive plan, a pension plan, or a non-qualified deferred compensation plan for its non-employee directors.

	Fees Earned or Paid in
Name	Cash ($)(1)	Option Awards ($)(2)	Total ($)
(a)	(b)	(c)	(d)

William G. Gerber, M.D.	$27,500	$38,181	$65,681
John W. Larson	$24,000	$38,181	$62,181
Margaret A. Liu, M.D.	$24,000	$71,632	$95,632
Steven J. Mento, Ph.D.	$25,000	$66,927	$91,927
H. Ward Wolff	$20,500	$45,552	$66,052
Michael C. Wood	$32,000	$38,181	$70,181

(1)	Consists of the annual retainer and meeting fees for service as members of the Company’s board of directors. For further information concerning such fees, see the section below entitled “Director Annual Retainer and Meeting Fees.”

(2)	The amounts in column (c) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), of stock option awards granted to each non-employee director and thus include amounts from awards granted in and prior to the 2006 year. Assumptions used in the calculation of this amount are included in footnote 2 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March, 1, 2007. As of December 31, 2006 the following non-employee directors held options to purchase the following number of shares of the Company’s common stock: Dr. Gerber, 67,500 shares; Mr. Larson, 57,500 shares; Dr. Liu, 40,834 shares; Dr. Mento, 38,056 shares; Mr. Wolff, 12,500 shares and Mr. Wood, 57,500 shares. Pursuant to the Automatic Option Grant Program of the Company’s 2004 Stock Incentive Plan, Dr. Gerber, Mr. Larson, Dr. Liu, Dr. Mento, Mr. Wolff and Mr. Wood each received an option to purchase 10,000 shares of Common Stock with an exercise price per share of $7.73 at the 2006 Annual Meeting, and each such option had a grant date fair value under FAS 123(R) of $62,300. For further information concerning the grant of options to non-employee directors under the Automatic Option Grant Program of the Company’s 2004 Stock Incentive Plan, see the section below entitled “2004 Stock Incentive Plan”.

Directors Annual Retainer and Meeting Fees

Each non-employee Board member receives an annual cash retainer of $10,000. In addition, each non-employee Board member serving as a chairperson receives an additional cash retainer of $5,000 and $2,500 for the Audit Committee and Compensation Committee, respectively. Non-employee Board members also receive the following additional cash payments: $2,000 per Board of Directors meeting attended; $1,000 per Audit Committee meeting attended; and $1,000 per Compensation Committee meeting attended.

2004 Stock Incentive Plan

Under the Automatic Option Grant Program in effect under the Sangamo 2004 Stock Incentive Plan (the “2004 Plan”), each new non-employee Board member will receive, at the time of his or her initial election or appointment to the Board, an option to purchase 50,000 shares of Common Stock, provided such person has not previously been in Sangamo’s employee. In addition, on the date of each annual stockholders’ meeting, each individual who has served as a director for the previous six months and who is to continue to serve as a non-employee Board member, whether or not such individual is standing for re-election at that particular Annual Meeting, will be granted an option to purchase 10,000 shares of Common Stock. Each option granted under the Automatic Option Grant Program will have an exercise price per share equal to the fair market value per share of the Common Stock on the grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee’s cessation of Board service. Each option is immediately exercisable for all the option shares, but any shares purchased under the option will be subject to repurchase by Sangamo, at the exercise price paid per share, upon the optionee’s cessation of Board service prior to vesting in those shares. The shares subject to each automatic option grant vest in monthly installments upon completion of each month of Board service over a designated period. For the initial grant, the designated period is three years, and it is one year in the case of an annual grant. However, the shares subject to each automatic option grant will immediately vest upon (i) the optionee’s death or permanent disability while a Board member, (ii) an acquisition of Sangamo by merger or asset sale, (iii) the successful completion of a tender offer for more than 50% of Sangamo’s outstanding voting stock or (iv) a change in the majority of the Board effected through one or more proxy contests for Board membership.

Pursuant to the Automatic Option Grant Program under the 2004 Plan, Dr. Gerber, Mr. Larson, Dr. Liu, Dr. Mento, Mr. Wolff and Mr. Wood each received an option to purchase 10,000 shares of Common Stock with an exercise price per share of $7.73 at the 2006 Annual Meeting. In addition, all non-employee members of the Board elected at our 2007 Annual Meeting will receive an option to purchase 10,000 shares of Common Stock with an exercise price equal to the fair market value on the date of the 2007 Annual Meeting.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the election of the nominees listed above.

PROPOSAL TWO:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors appointed the firm of Ernst & Young LLP, independent registered public accounting firm for Sangamo during the 2006 fiscal year, to serve in the same capacity for the year ending December 31, 2007, and is asking the stockholders to ratify this appointment. The decision of the Board of Directors to appoint Ernst & Young LLP was based on the recommendation of the Audit Committee. The affirmative vote of a majority of the shares represented and entitled to vote at the Annual Meeting is required to ratify the selection of Ernst & Young LLP.

In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of Sangamo and its stockholders.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Independent Public Accountants

Audit Fees

The aggregate fees billed in connection with the audit by Ernst & Young LLP of Sangamo’s 2006 and 2005 annual financial statements, the review of financial statements in Sangamo’s Forms 10-Q filed in 2006 and 2005 and consultations on matters addressed during our audit and review work during 2006 and 2005 amounted to $540,100 and $403,000, respectively.

Audit Related Fees

The aggregate fees billed in connection with audit related fees for 2006 were $25,000. These fees related to services performed in connection with the completion of Sangamo’s registered direct offering and other related services. There were no fees billed for audit related expenses.

Tax Fees

The aggregate fees billed in connection with tax compliance, tax advice and tax planning services performed by Ernst & Young, LLP during 2006 and 2005 were $21,500 and $8,500, respectively.

All Other Fees

Other than the above-noted professional services performed by Ernst & Young, LLP, there were no additional fees billed for services rendered during 2006 and 2005.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

Under its charter, the Audit Committee must pre-approve all engagements of the independent registered public accounting firm for the performance of all audit and non-audit services that are not prohibited and the fees for such services. The Audit Committee has delegated to its Chairman the authority to evaluate and approve service engagements on behalf of the full committee in the event a need arises for specific pre-approval between committee meetings. If the Chairman approves any such engagements, he will report that approval to the full Audit Committee not later than the next committee meeting.

The Audit Committee has determined that the rendering of other professional services for tax compliance and tax advice by Ernst & Young, LLP is compatible with maintaining their independence. The Audit Committee has established a policy governing our use of Ernst & Young, LLP for non-audit services. Under the policy, management may use Ernst & Young, LLP for non-audit services that are permitted under SEC rules and regulations, provided that management obtain the Audit Committee’s approval before such services are rendered.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the selection of Ernst & Young LLP to serve as Sangamo’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

OTHER MATTERS

Sangamo knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

MANAGEMENT

Executive Officers

The following table sets forth information regarding our executive officers and directors as of March 15, 2007:

Name	Age	Position

Edward O. Lanphier II	50	President, Chief Executive Officer and Director
Dale G. Ando, M.D.	52	Vice President, Therapeutic Development and Chief Medical Officer
Philip D. Gregory, D. Phil	36	Vice President, Research
David G. Ichikawa	54	Senior Vice President, Business Development
Gregory S. Zante	36	Vice President, Finance and Administration (Principal Financial and Accounting Officer)

Edward O. Lanphier II, the founder of Sangamo BioSciences, Inc., has served as President, Chief Executive Officer and as a member of the Board of Directors since Sangamo’s inception in 1995. Mr. Lanphier has approximately twenty-five years of experience in the pharmaceutical and biotechnology industry. From June 1992 to May 1997, he held various positions at Somatix Therapy Corporation, a gene therapy company, including Executive Vice President, Commercial Development and Chief Financial Officer. Prior to Somatix, Mr. Lanphier was President and Chief Executive Officer of BioGrowth, Inc., a biotechnology company that merged with Celtrix Laboratories to form Celtrix Pharmaceuticals, Inc. in 1991. From 1986 to 1987, Mr. Lanphier served as Vice President of Corporate Development at Biotherapeutics, Inc. From 1984 to 1986 he served as Vice President of Corporate Development at Synergen Inc. Prior to Synergen, he was employed by Eli Lilly and Company, a pharmaceutical company, in the strategic business planning biotechnology group. Mr. Lanphier is a member of the Biotechnology Industry Organization (BIO) Emerging Companies Section and serves on the board of directors of the Biotechnology Institute. Mr. Lanphier holds a B.A. in biochemistry from Knox College.

Dale G. Ando, M.D. has served as Vice President, Therapeutic Development and Chief Medical Officer since August 2004. Dr. Ando has held senior positions in therapeutic product development in several biotechnology companies most recently as Vice President, Clinical Research at Cell Genesys, Inc. While at Cell Genesys, Dr. Ando directed the development of Phase I-III GVAX programs, oncolytic virus programs and Phase I/ II trials of chimaeric T-cell receptor products in HIV and cancer. Prior to joining Cell Genesys in 1997, Dr. Ando spent six years at Chiron Corporation as director of clinical gene therapy and three years at Cetus Corporation. From 1997 to 2001 Dr. Ando served as a member of the Recombinant DNA Advisory Committee (RAC) and the Adenoviral Safety Committee for the National Institutes of Health (NIH). Dr. Ando began his career as a faculty member at UCLA Medical School in the Division of Rheumatology. He received his M.D. and Internal Medicine training at the University of Michigan and a B.S. in Chemistry from Stanford University. Dr. Ando is board certified in internal medicine and is a subspecialist in Rheumatology.

David G. Ichikawa has served as Senior Vice President, Business Development since December 2004. Prior to joining Sangamo, Mr. Ichikawa was most recently Chief Business Officer for Sagres Discovery, where he was responsible for corporate strategy and business development activities. While at Sagres he negotiated a major collaboration with Boehringer Ingelheim, the strategic acquisition of MemRx Corporation and played a critical role in the acquisition of Sagres by Chiron Corporation. Prior to Sagres Discovery, David held several positions with Chiron Corporation including Vice President, R&D Business Development and Finance. Mr. Ichikawa earned his M.B.A. degree from the University of California at Berkeley and a B.S. degree from the University of California at Davis.

Philip D. Gregory, D. Phil. has served as Vice President, Research since October 2005. He joined Sangamo in December 2000 as a Scientist, became a Team Leader in October 2001 and Senior Director, Research in July 2003. Prior to joining the company, Dr. Gregory was at the University of Munich, Germany, where he studied the role of chromatin structure in gene regulation and published extensively in this field. Dr. Gregory earned a D. Phil. In Biochemistry from the University of Oxford and holds a B.Sc. in microbiology from the University of Sheffield.

Gregory S. Zante, CPA has served as Vice President, Finance and Administration since September 2006. He joined Sangamo as Senior Director, Finance and Administration in August 2003. Prior to joining Sangamo, Mr. Zante was Director, Finance and Administration of Calyx Therapeutics, Inc. a privately held pharmaceutical discovery and development company, from December 2001. From October 1993 until December 2001, Mr. Zante held senior financial managerial positions in several companies including Matrix Pharmaceuticals, Inc. He was employed by Ernst & Young LLP as a Senior Staff Accountant from October 1993 until November 1995. Mr. Zante holds a B.A. in business economics and managerial accounting from the University of California, Los Angeles, is a Certified Public Accountant in the state of California and is a member of the American Institute of Certified Public Accountants.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to Sangamo with respect to the beneficial ownership of Common Stock as of March 15, 2007, by (i) all persons who are beneficial owners of five percent (5%) or more of Sangamo’s Common Stock based on 35,085,532 shares outstanding as of March 15, 2007, (ii) each director and each nominee for director, (iii) the executive officers named in the Summary Compensation Table of the Executive Compensation of this Proxy Statement and (iv) all current directors and executive officers as a group. Except as otherwise indicated in the footnotes to the table or for shares of common stock held in brokerage accounts, which may from time to time, together with other securities held in those accounts, serve as collateral for margin loans made from such accounts, none of the shares reported as beneficially owned are currently pledged as security for any outstanding loan or indebtedness. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Sangamo BioSciences, Inc., 501 Canal Boulevard, Suite A100, Richmond, CA 94804. Except as otherwise indicated, and subject to applicable community property laws, except to the extent authority is shared by both spouses under applicable law, we believe the persons named in the table have sole voting and investment power with respect to all shares of Common Stock held by them.

	Number of	Percentage
	Shares	of Shares
	Beneficially	Beneficially
Name and Address of Beneficial Owner	Owned	Owned

Kopp Investment Advisors, LLC(1)	3,099,720	8.8%
7701 France Avenue South, Suite 500 Edina, MN 55435
Messrs. Austin W. Marxe and David M. Greenhouse(2)	2,122,600	6.0%
527 Madison Avenue, Suite 2600 New York, NY 10022
Edwards Lifesciences Corporation(3)	1,842,454	5.3%
One Edwards Way Irvine, CA 92614
Edward O. Lanphier II(4)	3,075,399	8.8%
William G. Gerber, M.D.(5)	146,414	*
John W. Larson(6)	410,526	1.2%
Margaret A. Liu, M.D.(7)	45,277	*
Steven J. Mento, Ph.D.(8)	41,111	*
H. Ward Wolff(9)	16,278	*
Michael C. Wood(10)	1,325,666	3.8%
Dale G. Ando, M.D.(11)	177,789	*
Philip D. Gregory, D. Phil.(12)	126,186	*
David G. Ichikawa(13)	96,353	*
Gregory S. Zante(14)	12,255	*
All current directors and executive officers as a group (11 persons)(15)	5,473,254	15.6%

*	Less than one percent.

(1)	According to a Schedule 13G/A filed on January 25, 2007, Kopp Investment Advisors, LLC had shared dispositive power over 2,268,220 shares, sole dispositive power over 831,500 shares, sole voting power over 2,882,620 shares and aggregate beneficial ownership over 3,099,720 shares. Kopp Investment Advisors, LLC is a wholly-owned subsidiary of Kopp Holding Company, LLC, which reported aggregate beneficial ownership of 3,099,720, and Kopp Holding Company reported aggregate beneficial ownership of 3,289,720 shares. The filing also stated that Kopp Holding Company LLC is controlled by Leroy C. Kopp through Kopp Holding Company. Mr. Kopp also reported sole voting and dispositive power over 945,000 shares in addition to the shares that may be deemed beneficially owned by Kopp Investment Advisors, LLC. for an aggregate of 4,044,720 shares.

(2)	According to a Schedule 13G filed on February 14, 2007, Messrs. Marxe and Greenhouse beneficially owned a total of 2,122,600 shares, which includes shares owned by certain other entities affiliated with Messrs. Marxe and Greenhouse.

(3)	Based on a Schedule 13G filed on April 3, 2007, Edwards LifeSciences Corporation is the beneficial owner of 1,842,454 shares of common stock and has sole voting and dispositive power over all such shares.

(4)	Includes 586,457 shares of Common Stock issuable upon exercise of options within 60 days of March 15, 2007. Also includes 400,000 shares held by Mr. Lanphier’s children and 1,888,992 shares held in trust.

(5)	Includes 59,166 shares of Common Stock issuable upon exercise of options held by Dr. Gerber within 60 days of March 15, 2007 and 87,248 shares held in trust.

(6)	Includes 59,166 shares of Common Stock issuable upon exercise of options held by Mr. Larson within 60 days of March 15, 2007, and 144,460 shares of Common Stock held indirectly in a 401(k) plan for the benefit of Mr. Larson.

(7)	Includes 45,277 shares of Common Stock issuable upon exercise of options held by Dr. Liu within 60 days of March 15, 2007.

(8)	Includes 41,111 shares of Common Stock issuable upon exercise of options held by Dr. Mento within 60 days of March 15, 2007.

(9)	Includes 15,278 shares of Common Stock issuable upon exercise of options held by Mr. Wolff within 60 days of March 15, 2007.

(10)	Includes 59,166 shares of Common Stock issuable upon exercise of options held by Mr. Wood within 60 days of March 15, 2007.

(11)	Includes 169,789 shares of Common Stock issuable upon exercise of options held by Dr. Ando within 60 days of March 15, 2007.

(12)	Includes 122,186 shares of Common Stock issuable upon exercise of options held by Dr. Gregory within 60 days of March 15, 2007.

(13)	Consists of 96,353 shares of Common Stock issuable upon exercise of options held by Mr. Ichikawa within 60 days of March 15, 2007.

(14)	Consists of 11,457 shares of Common Stock issuable upon exercise of options held by Mr. Zante within 60 days of March 15, 2007.

(15)	Includes 1,265,406 shares of Common Stock issuable upon exercise of options held by current Officers and Directors within 60 days of March 15, 2007.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

It is our intent in this Compensation Discussion and Analysis to inform our shareholders of the policies and objectives underlying the compensation programs for our executive officers. Accordingly, we will address and analyze the key elements of the compensation provided to our chief executive officer, our principal financial and accounting officer and the other executive officers named in the Summary Compensation Table which follows this discussion.

Objectives of the Company’s Compensation Program

The Company is developing a new class of human therapeutics and is committed to building a sustainable business focused on the research, development and commercialization of DNA-binding proteins for the therapeutic regulation and modification of disease-related genes. To achieve this vision, the Company has emphasized the recruitment of executives with significant industry or technical experience. This is a very competitive industry, and our success depends upon our ability to attract and retain qualified executives through competitive compensation packages. The Compensation Committee of our Board of Directors administers the compensation programs for our executive officers with this competitive environment in mind.

Pharmaceutical research, development and commercialization requires sustained and focused effort over many years. As a consequence, the Company’s Compensation Committee believes the Company’s compensation program must balance long-term incentives that create rewards for the realization of this long-term vision with nearer term compensation that rewards employees for the achievement of annual goals that further the attainment of the Company’s long-term vision. The Company believes that compensation should not be based on the short-term performance of our stock, which has been and continues to be highly volatile.

The Compensation Committee has designed the various elements that comprise the compensation of our executive officers to achieve the following objectives:

•	Reward executives for company success in meeting its annual and long-term clinical development and other operational goals;

•	Reward executives for their individual performance and achievement of their personal goals and those of the functional organizations that they manage; and

•	Enable the Company to attract and retain highly qualified executives with significant industry or technical experience by providing a competitive compensation package that includes long-term incentives that provide significant retentive value.

Elements of the Company’s Executive Compensation Program

The following are the key elements of the Company’s executive compensation program:

•	Base Salary

•	Cash Bonus

•	Stock Options

Executive Compensation Determination Procedures and Policies.

The Company’s Compensation Committee approves the Company’s policies regarding executive compensation, approves all compensation actions with regard to Company executive officers, and oversees all other aspects of the Company’s employee compensation programs. The Compensation Committee reviews executive compensation annually. In these reviews, the Compensation Committee refers to performance assessments of individual executives which, for executives other than the Chief Executive Officer, are generated by each executive’s direct manager and reviewed by both the Vice President of Finance and Administration and the Chief Executive Officer. In the case of the Chief Executive Officer, the Compensation Committee evaluates his performance against corporate goals established by the Board of Directors. In addition, for each executive officer, the Compensation Committee considers the Company’s performance against annual and longer term objectives, market data regarding executive compensation at relevant comparable companies, and the recommendations of management. For the 2006 fiscal year, the Compensation Committee approved the retention of Setren, Smallberg & Associates, Inc. (“Setren”) to assist management and the Committee in analyzing and determining the compensation of Company executives.

Comparative Analysis

The Company determines executive compensation by reference to publicly available compensation data from peer companies. As its primary comparison group for 2006, management and the Compensation Committee selected the following 18 biotechnology companies based on their stage of development, their market capitalization, their therapeutic focus, the size and complexity of their organizations, and to some extent their geographic proximity to the Company:

Ariad Pharmaceuticals, Inc.	La Jolla Pharmaceutical
Avigen, Inc.	Lexicon Genetics Inc.
Cell Genesys, Inc.	Maxygen, Inc.
Cell Therapeutics, Inc.	Nanogen, Inc.
Depomed Inc.	Renovis, Inc.
Genelabs Technologies Inc.	Supergen, Inc.
Genvec, Inc.	Targeted Genetics Corp
Geron Corp.	Threshold Pharmaceuticals, Inc.
Immunogen, Inc	Vical Inc.

The Company supplements compensation data from these peer companies with market data, taken from the Radford compensation survey (“Radford”), which provides compensation information with regard to a large number of biotechnology companies with comparable numbers of employees and with expert counsel received from the Company’s consultants at Setren. Generally, after reviewing this information for all executive officers, the Chief Executive Officer makes compensation recommendations to the Compensation Committee based on the performance of each executive. In the case of the Chief Executive Officer, the Compensation Committee makes its decisions based on its assessment of the data provided by Radford and Setren and its evaluation of the Chief Executive Officer’s performance. For the 2006 year each executive officer’s total compensation was within a range from approximately the 50th percentile to approximately the 75th percentile when compared to the peer group data.

Base Salary

Base salary is intended to enable the Company to attract and retain executives with greater than average experience and skills, when compared to comparable biotechnology companies. In general, it is our objective to target base compensation for our executive officers at the 50th percentile when compared to peer group data. Each executive officer’s base salary may be below or above the 50th percentile, based on his individual performance, experience, skills, and the importance of his position to the Company. In December, following a review of individual performances by the executive officers during 2006, the Compensation Committee approved increases to annual base salaries. The amount of those increases ranged from a high of $60,000 to a low of $15,000, and was generally intended to bring executive officer base salary to the 50th percentile when compared to peer group data.

Cash Bonus

Cash bonuses are designed to reward executives for the accomplishment of 1) Company goals established annually by the Board of Directors that are critical to the achievement of the Company’s long term success and 2) the individual’s achievement of operational goals for the part of our organization that the executive manages. The Compensation Committee establishes target bonus amounts for each executive position, based on market data described above.

In 2006, the Company’s target cash bonus for our Chief Executive Officer was 50% of his base salary, and the target cash bonus for all other named-executive officers was 25% of base salary. These percentages are intended to provide the executive officers with the ability to earn a total compensation package that is competitive when compared to peer companies and to increase the performance-based component of each executive’s total compensation.

The Compensation Committee determines each individual executive’s bonus by referring to the achievement of corporate goals and the individual executive officer’s achievement of functional goals for the part of the Company that he or she manages. In general, the Company’s Board of Directors sets annual corporate goals that fall into the following categories:

•	Advancement of the Company’s research and clinical development pipeline;

•	Strengthening the Company’s financial position; and

•	Development of a best in class organization capable of executing the Company’s vision.

Included among these goals for the 2006 year was the completion of a Phase 1 clinical trial for diabetic neuropathy, as well as other goals that the Company’s Board of Directors determined were important to the Company’s progress.

At the beginning of each year, the Compensation Committee determines the annual corporate goals and relative weight of each goal based on its importance to the Company’s success. For 2006, given the importance of the Company’s research and development programs, the Compensation Committee determined that achievement of goals associated with the advancement of the Company’s research and development pipeline would represent 65% of the potential bonus for 2006 while business and financial goals represented 35% of the total bonus potential in 2006.

At the end of each year, the Compensation Committee awards cash bonuses based on its assessment of whether the Company has met the applicable goals, has exceeded expectations, or has failed to meet expectations. For purposes of determining whether the financial goals were achieved, the Compensation Committee used the numbers we reported for financial statement purposes in accordance with generally accepted accounting principles in the United States (“GAAP”). In 2006, the Compensation Committee assessed the Company as having achieved 38% of its research and development goals and 129% of the it business and financial goals.

The Compensation Committee also retains the discretion to grant bonuses to individual executives that are above or below the established target based on the above criteria and its subjective assessment of each executive’s performance. However, in 2006 the Compensation Committee chose not to award any such bonuses.

Stock Options

The Company grants stock options to its executives, and to its employees, to provide long term incentives that align the interests of its work force with the achievement of the Company’s long term vision to develop and commercialize pharmaceutical products and with the Company’s shareholders. Given the lengthy time periods involved in pharmaceutical development, the Company believes that long term incentives in the form of equity compensation are critical to the Company’s success. In general, the exercise price for options granted by the Company is established as the market price of the Company’s stock on the date of the grant.

In general, a subcommittee of the Compensation Committee awards stock option grants to each named executive officer at regularly scheduled committee meetings. Options are generally granted to executive officers effective upon their hire date and once each year in connection with annual performance reviews, and the exercise price for those option grants is equal to the market price on that date. Actual awards also reflect individual performance and potential, and serve as retention incentives.

Options are typically granted to non-officer employees by the Company’s Chief Executive Officer, effective on the date when they are hired, and once each year in connection with annual performance reviews. New hire option grants are effective on the first day of the employee’s employment with the Company, and the exercise price for those option grants is equal to the market price on that date. In December of 2006, as in past years, the Company conducted annual performance reviews of all of its employees, including executive officers, and awarded stock options at that time, including a total of 400,000 option shares to our named executive officers.

Employment Agreement

In 1997 the Company’s Board of Directors entered into an Employment Agreement with the Company’s Chief Executive Officer, Edward O. Lanphier. The Board of Directors determined that companies considered to be peers at that time commonly offered benefits comparable to those offered under this agreement. Given the risks associated with the biopharmaceutical industry and the increasing frequency of acquisitions in the industry, the Compensation Committee continues to believe that this agreement is necessary, and the committee believes that the benefits provided to Mr. Lanphier under such agreement are fair and reasonable when we consider the years of service of Mr. Lanphier to the Company and the level of dedication and commitment that he has rendered to us over that period, the contributions he has made to our growth and financial success, and the value we expect to receive from retaining his services in the future. Mr Lanphier’s employment agreement is described in detail under the section of this proxy entitled “Employment Contracts and Change in Control Arrangements.”

Other Programs

Our executive officers are eligible to participate in our 401(k) Plan, Medical, Dental, and Vision Plans, Life and Disability Insurance Plans. In addition, with the exception of the Company’s Chief Executive Officer, Edward O. Lanphier, our executive officers are eligible to participate in our Employee Stock Purchase Plan on the same basis as all regular U.S. employees.

Allocations between Base Salary, Cash Bonus and Equity Compensation for Executives

The development and commercialization of pharmaceutical products involves a high degree of risk, particularly in the early stages of clinical development. It takes many years of clinical development to reduce this risk. Like most other biotechnology companies that have not yet commercialized any products, the Company has been heavily dependent on capital markets for cash. Given the limitations on the Company’s cash, and the long-term risks associated with the Company’s achievement of its vision, the Company has in recent years weighted its total compensation for executives as well as the rest of its work force toward equity in order to minimize the use of cash while achieving total compensation packages that have allowed it to attract and retain talented employees, including those in its executive ranks. The Company believes that this strategy has been successful, as demonstrated by the backgrounds of its executives and other employees.

Internal Revenue Code Section 162(m).

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. The non-performance based compensation paid to the Company’s executive officers for the 2006 fiscal year was not in excess of $1 million for any officer. Because it is unlikely that the cash compensation payable to any of the executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the Company’s executive officers. The Compensation Committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

Summary of Cash and Certain Other Compensation

The following table provides certain summary information concerning the compensation earned for services rendered in all capacities to the Company and its subsidiaries for the year ended December 31, 2006 by the Company’s Chief Executive Officer, Senior Director Finance and Administration and each of the Company’s three other most highly compensated executive officers whose total compensation for the 2006 year was in excess of $100,000 and who were serving as executive officers at the end of the 2006 Fiscal Year. No other executive officers who would have otherwise been includable in such table on the basis of total compensation for the 2006 Fiscal Year have been excluded by reason of their termination of employment or change in executive status during that year. The listed individuals shall be hereinafter referred to as the “named executive officers.” The Company does not sponsor a pension plan or a non-qualified deferred compensation plan and has not awarded stock awards to its named executive officers. The Company did not sponsor a bonus plan for its named executive officers in the 2006 fiscal year.

				Non-
			Option	Equity Incentive
		Salary	Awards	Plan Compensation	Total
	Year	($)(1)	($)(2)	($)(3)	($)
Name and Principal Position (a)	(b)	(c)	(d)	(e)	(f)

Edward O. Lanphier II, President and Chief Executive Officer	2006	$440,000	$500,246	$155,000	$1,095,246
Dale G. Ando, M.D., Vice President of Therapeutic Development and Chief Medical Officer	2006	$335,000	$177,486	$60,000	$572,486
Philip D. Gregory, D. Phil., Vice President of Research	2006	$220,000	$168,423	$40,000	$428,423
David G. Ichikawa, Senior Vice President of Business Development	2006	$265,000	$178,115	$46,500	$489,615
Gregory S. Zante, Vice President, Finance and Administration	2006	$213,750	$133,457	$40,000	$387,207

(1)	Includes amounts deferred under the Company’s 401(k) Plan, a qualified deferred compensation plan under section 401(k) of the Internal Revenue Code.

(2)	The amounts in column (d) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of stock options granted to each named executive officer and thus include amounts from awards granted in and prior to the 2006 year. Assumptions used in the calculation of this amount are included in footnote 2 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007.

(3)	The amounts in column (e) reflect the cash awards to the named executive under the Company’s non-equity incentive plan which is described in detail in the Compensation Discussion and Analysis under the heading “Incentive Compensation”.

Grants of Plan-Based Awards

The following table provides certain summary information concerning each grant of an award made to a named executive officer in the 2006 Fiscal Year under a compensation plan. No stock awards or equity incentive plan awards were made during the 2006 Fiscal Year.

					All Other
					Option Awards:
					Number of
		Estimated Payouts			Securities	Exercise
		Under Non-Equity Incentive			Under-	or Base	Grant Date
		Plan Awards(1)			lying	Price of Option	FAS123R
	Grant	Threshold	Target	Maximum	Options	Awards	Value
Name	Date	($)	($)	($)	(#)(2)	($/Sh)	($)
(a)	(b)	(c)	(d)	(e)	(j)	(k)	(l)

Edward O. Lanphier II	12/13/06	$0	$155,000	$220,000	200,000 (3)	$6.82	$1,081,400
Dale G. Ando, M.D.	12/13/06	$0	$60,000	$83,750	50,000	$6.82	$270,350
Philip D. Gregory, D. Phil	12/13/06	$0	$40,000	$55,000	50,000	$6.82	$270,350
David G. Ichikawa	12/13/06	$0	$46,500	$66,250	50,000	$6.82	$270,350
Gregory S. Zante	12/13/06	$0	$40,000	$52,500	50,000	$6.82	$270,350

(1)	Reflects the potential payouts under the Company’s non-equity incentive plan based on the Company’s performance during the 2006 year. The actual amounts earned under such plan for the 2006 year are disclosed in the Summary Compensation Table in the column “Non-Equity Incentive Plan Compensation.”

(2)	The reported option was granted under the Company’s 2004 Stock Incentive Plan and vests in accordance with the following schedule: twenty-five percent of the option shares vest on the one year anniversary of the option grant date and the remaining option shares vest in thirty-six equal monthly installments over the thirty-six month period measured from the first anniversary of the option grant date, provided the optionee continues to provide services to the Corporation through each applicable vesting date.

(3)	The reported option granted to Mr. Lanphier vests on an accelerated basis upon a change in control of the Corporation, as described under the heading “Employment Contracts and Change in Control Agreements.”

Outstanding Equity Awards at Fiscal Year-End

The following table provides certain summary information concerning outstanding equity awards held by the named executive officers as of December 31, 2006. As of December 31, 2006, none of the named executive officers held unvested stock awards or unearned equity incentive plan awards.

	Option Awards(1)
	Number of
	Securities
	Underlying	Number of Securities
	Unexercised	Underlying		Option Exercise
	Options (#)	Unexercised Options		Price	Option Expiration
Name	Exercisable	(#) Unexercisable (2)		($)	Date
(a)	(b)	(c)		(e)	(f)

Edward O. Lanphier II	0	200,000	(1)	$6.82	12/13/2016
	37,500	112,500	(1)	$4.11	12/12/2015
	50,000	50,000	(1)	$5.19	12/20/2014
	35,368	9,351	(1)	$6.39	4/22/2014
	31,298	23,983	(1)	$6.39	4/22/2014
	400,000	0		$0.17	5/6/2008
Dale G. Ando, M.D.	0	50,000		$6.82	12/13/2016
	12,500	37,500		$4.11	12/12/2015
	12,500	12,500		$5.19	12/20/2014
	61,266	27,934		$3.61	8/2/2014
	55,400	55,400		$3.61	8/2/2014
Philip D. Gregory, D. Phil	0	50,000		$6.82	12/13/2016
	12,500	37,500		$4.11	12/12/2015
	12,500	12,500		$5.19	12/20/2014
	6,171	0		$3.00	8/9/2014
	8,412	10,417		$3.00	8/9/2014
	10,320	0		$4.92	12/2/2013
	27,180	12,500		$4.92	12/2/2013
	5,875	125		$3.20	1/27/2013
	5,000	0		$3.99	6/13/2012
	10,000	0		$8.89	1/2/2012
	15,000	0		$15.37	12/14/2010
David G. Ichikawa	0	50,000		$6.82	12/13/2016
	6,250	18,750		$4.11	12/12/2015
	36,466	36,466		$5.19	12/20/2014
	38,534	38,534		$5.19	12/20/2014
Gregory S. Zante	0	50,000		$6.82	12/13/2016
	0	37,500		$4.11	12/12/2015
	417	10,000		$5.19	12/20/2014
	0	5,000		$4.92	12/2/2013
	416	3,334		$3.00	8/18/2013

(1)	The reported option granted to Mr. Lanphier vests on an accelerated basis upon a change in control of the Corporation, as described under the heading “Employment Contracts and Change in Control Agreements.”

(2)	The reported option vests in accordance with the following schedule: twenty-five percent of the option shares vest on the one year anniversary of the option grant date and the remaining option shares vest in thirty-six equal monthly installments over the thirty-six month period measured from the first anniversary of the option grant date, provided the optionee continues to provide services to the Corporation through each applicable vesting date. The options held by the named executive officers that vest in accordance with this schedule are as follows:

			Number of Shares
	Option Grant	Total Number of	Exercised Before
Name	Date	Shares Granted	January 1, 2007

Edward O. Lanphier II	5/6/98	400,000	—
Edward O. Lanphier II	4/22/04	100,000	—
Edward O. Lanphier II	12/20/04	100,000	—
Edward O. Lanphier II	12/12/05	150,000	—
Edward O. Lanphier II	12/13/06	200,000	—
Dale G. Ando, M.D.	8/2/04	200,000	—
Dale G. Ando, M.D.	12/20/04	25,000	—
Dale G. Ando, M.D.	12/12/05	50,000	—
Dale G. Ando, M.D.	12/13/06	50,000	—
Philip D. Gregory, D. Phil	12/14/00	15,000	—
Philip D. Gregory, D. Phil	1/2/02	10,000	—
Philip D. Gregory, D. Phil	6/13/02	5,000	—
Philip D. Gregory, D. Phil	1/27/03	6,000	—
Philip D. Gregory, D. Phil	12/2/03	50,000	—
Philip D. Gregory, D. Phil	8/9/04	25,000	—
Philip D. Gregory, D. Phil	12/20/04	25,000	—
Philip D. Gregory, D. Phil	12/12/05	50,000	—
Philip D. Gregory, D. Phil	12/13/06	50,000	—
David G. Ichikawa	12/20/04	150,000	—
David G. Ichikawa	12/12/05	25,000	—
David G. Ichikawa	12/13/06	50,000	—
Gregory S. Zante	8/18/03	20,000	16,250
Gregory S. Zante	12/2/03	20,000	15,000
Gregory S. Zante	12/20/04	20,000	9,583
Gregory S. Zante	12/12/05	50,000	12,500
Gregory S. Zante	12/13/06	50,000	—

Option Exercises and Stock Vested

The following table sets forth for each of the named executive officers, the number of shares of the Company’s common stock acquired and the value realized on each exercise of stock options during the year ended December 31, 2006. No stock appreciation rights were exercised by the named executive officers during the 2006 fiscal year, and none of those officers held any stock appreciation rights as of December 31, 2006. No shares of common stock subject to restricted stock or restricted stock unit awards vested during the year ended December 31, 2006.

Option Awards
Number of
	Shares Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($)(1)
(a)	(b)	(c)

Gregory S. Zante	47,917	$334,786

(1)	Value realized is determined by multiplying (i) the amount by which the market price of the common stock on the date of exercise exceeded the exercise price by (ii) the number of shares for which the options were exercised.

Pension Benefits

The Company does not sponsor a tax-qualified defined benefit retirement plan or a supplemental executive retirement plan.

Nonqualified Deferred Compensation

The Company does not sponsor a nonqualified deferred compensation plan.

Equity Compensation Plan Information

The following table provides information as of December 31, 2006 with respect to the shares of the Company’s Common Stock that may be issued under the Company’s existing equity compensation plans. There are no outstanding options assumed by Sangamo in connection with its acquisition of other companies, and there are currently no assumed plans under which Sangamo can grant options.

	Column (A)		Column (B)	Column (C)
				Number of Securities
				Remaining Available for
	Number of			Future Issuance Under
	Securities to be			Equity Compensation
	Issued Upon		Weighted Average	Plans
	Exercise of		Exercise Price of	(Excluding Securities
Plan Category	Outstanding Options		Outstanding Options	Reflected in Column A)

Equity Compensation Plans Approved by Stockholders(1)	4,057,812	(2)	$5.64	5,082,138	(3)(4)
Equity Compensation Plans Not Approved by Stockholders	0		N/A	0

Total	4,057,812		$5.64	5,082,138

(1)	Consists of the 2004 Stock Incentive Plan and the 2000 Employee Stock Purchase Plan.

(2)	Excludes purchase rights accruing under the Company’s 2000 Employee Stock Purchase Plan which has a stockholder-approved reserve of 400,000 shares. Under the Purchase Plan, each eligible employee may purchase up to 2,000 shares of Common Stock at semi-annual intervals on the last U.S. business day of April and October each year at a purchase price per share equal to 85% of the lower of (i) the closing selling price per share of Common Stock on the employee’s entry date into the two-year offering period in which that semi-annual purchase date occurs or (ii) the closing selling price per share on the semi-annual purchase date.

(3)	Consists of shares available for future issuance under the 2000 Employee Stock Purchase Plan and the 2004 Stock Incentive Plan. As of December 31, 2006, 1,367,117 shares of Common Stock were available for issuance under the Employee Stock Purchase Plan, and 7,772,833 shares of Common Stock were available for issuance under the 2004 Stock Incentive Plan. The 7,772,833 shares available for issuance under the 2004 Stock Incentive Plan may be issued upon the exercise of stock options or stock appreciation rights granted under discretionary grant and automatic option grant programs, or those shares may be issued under the stock issuance program as stock bonuses or pursuant to restricted stock awards or restricted stock units which vest upon the attainment of prescribed performance milestones or the completion of designated service periods.

(4)	The number of shares of Common Stock available for issuance under the Employee Stock Purchase Plan and the 2004 Stock Incentive Plan automatically increases on the first trading day of January each calendar year by an amount equal to 1% and 3%, respectively, of the total number of shares of Common Stock outstanding on the last trading day of December in the immediately preceding calendar year, but in no event will any such annual increase exceed 600,000 shares and 1,750,000 shares, respectively, of Common Stock.

Employment Contracts and Change in Control Arrangements

In May 1997 we entered into an employment agreement with Edward O. Lanphier II, our current President and Chief Executive Officer. Under the terms of the agreement, Mr. Lanphier will receive an annual base salary and have an additional cash bonus potential, each in an amount or at a rate determined annually by the Compensation

Committee. In the event Mr. Lanphier terminates his employment due to a material reduction of his duties and responsibilities, a reduction in his base salary by more than 5% (except pursuant to certain pay reductions uniformly applied to Sangamo’s management) or a relocation of his principal place of employment to a location more than 40 miles from his home, or in the event Mr. Lanphier is terminated by Sangamo without cause, he will be entitled to receive the following severance benefits: (i) twelve months base salary, (ii) a pro-rated bonus for the year in which such termination occurs, and (iii) continued health care coverage at Sangamo’s expense for a period of twelve months. Upon a change in control of Sangamo, Mr. Lanphier will be entitled to receive an immediate lump sum payment equal to (i) twelve months base salary and (ii) a pro-rated bonus for the year in which such change in control occurs, and all of Mr. Lanphier’s outstanding stock options will vest in full, and such options shall remain exercisable for all the option shares until the earlier of (i) three years following the date of the change of control or, if later, his termination date, or (ii) the expiration of the option term. However, upon the termination of Mr. Lanphier’s employment following such a change in control, he will not be entitled to any of the severance benefits described above, other than continued health care coverage at the expense of Sangamo’s successor for a period of twelve months.

The chart below quantifies the payments Mr. Lanphier would have received had his employment terminated on December 31, 2006 under circumstances entitling him to severance benefits under his employment agreement:

Salary Continuation	Pro Rated Bonus	COBRA

$440,000	$155,000	$18,535

The chart below quantifies the payments Mr. Lanphier is entitled to receive upon a change in control of the Company. For purposes of quantifying the payments, the change in control is assumed to have occurred on December 31, 2006 and the change in control consideration paid per share of outstanding common stock is assumed to be equal to the closing selling price of our common stock on December 29, 2006, which was $6.60 per share.

Cash Severance*	Accelerated Equity**

$595,000	$2,619,827

*	Represents 12 months base salary at the annual rate of $440,000 and a pro-rated bonus in the amount of $155,000.

**	The amount shown as the value of each accelerated option in connection with a change in control represents the fair value of that option estimated by using the Black-Scholes option pricing model, in accordance with the provisions of FAS 123(R), multiplied by the assumed number of option shares vesting on an accelerated basis on December 29, 2006 and taking into account the extended post-employment exercise period for each such option. For a discussion of valuation assumptions used in the FAS 123(R) calculations, see Note 2 of Notes to Consolidated Financial Statements, included in Sangamo’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007.

In the event Mr. Lanphier’s employment terminates following a change in control, Mr. Lanphier would receive 12 months of continued health care coverage at Sangamo’s expense, valued as of December 31, 2006 at $18,535.

The Compensation Committee of the Board of Directors, as Plan Administrator of the 2004 Plan, has the authority to provide for accelerated vesting of the shares of Common Stock subject to any outstanding options held by the Chief Executive Officer or any other executive officer or any unvested share issuances actually held by such individual, in connection with certain changes in control of Sangamo or the subsequent termination of the officer’s employment following the change in control event.

Board Compensation Committee Report on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management, and based on such review and such discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis, as contained herein, be included in this proxy statement.

Submitted by the Compensation
Committee of the Board of Directors

Dr. Gerber
Dr. Liu
Mr. Larson

Board Audit Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that Sangamo specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

The following is the report of the Audit Committee with respect to Sangamo’s audited financial statements for the fiscal year ended December 31, 2006, included in the Annual Report on Form 10-K for that year.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2006 with the management of Sangamo.

The Audit Committee has discussed with Sangamo’s independent registered public accounting firm, Ernst & Young LLP, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as amended, which include, among other items, matters related to the conduct of the audit of Sangamo’s financial statements.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, as amended, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP from Sangamo.

Based on the review and discussions referred to above in this report, the Audit Committee recommended to Sangamo’s Board of Directors that the audited financial statements be included in Sangamo’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the
Board of Directors

Mr. Wolff
Dr. Mento
Mr. Wood

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of the Board of Directors are Dr. Gerber, Dr. Liu and Mr. Larson. None of our Compensation Committee members has been an officer or employee of Sangamo at any time. Mr. Larson is a partner at Morgan, Lewis & Bockius LLP, our legal counsel. None of our executive officers serves on the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or our Compensation Committee.

In addition to the indemnification provisions contained in Sangamo’s Restated Certificate of Incorporation and Bylaws, Sangamo has entered into separate indemnification agreements with each of its directors and officers containing provisions which may require Sangamo, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as officers or directors.

Policies and Procedures

Consistent with the requirement under NASDAQ stock market rules, the Audit Committee of the Board of Directors is responsible for reviewing and approving all related party transactions as defined under Securities and Exchange Commission rules and regulations. While we do not have a formal written policy or procedure for the review, approval or ratification of related party transactions, the audit committee must review the material facts of any such transaction and approve that transaction.

To identify related party transactions, each year we submit and require our directors and officers to complete director and officer questionnaires identifying transactions with the Company in which the director or officer or their family members have a conflict of interest. The Company reviews the questionnaire for potential related party transactions. In addition, at meetings of the audit committee, management may recommend related party transactions to the committee, including the material terms of the proposed transactions, for its consideration. In making its decision to approve or ratify a related party transaction, the audit committee will consider all relevant facts and circumstances available to the committee, including factors such as the aggregate value of the transaction, whether the terms of the related party transaction are no less favorable than terms generally available in an arms’ length transaction and the benefit of such transaction to us.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of the Board of Directors, the executive officers of Sangamo and persons who beneficially own more than ten percent of the outstanding Common Stock are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, which require them to file reports with respect to their ownership of the Common Stock and their transactions in such Common Stock. Based upon (i) the copies of Section 16 reports which Sangamo received from such persons for their 2006 fiscal year transactions in the Common Stock and their Common Stock holdings, and (ii) written representation that no other reports were required, Sangamo believes that all reporting requirements under Section 16 for such fiscal year were met in a timely manner by its directors, executive officers and greater than ten percent beneficial owners.

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 has been mailed concurrently with the mailing of the Notice of Annual Meeting and Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report on Form 10-K is not incorporated into this Proxy Statement and is not considered proxy soliciting material.

THE BOARD OF DIRECTORS OF
SANGAMO BIOSCIENCES, INC.

Dated: April 27, 2007

APPENDIX A

Sangamo BioSciences, Inc.

CHARTER OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

I.	Purpose

The Compensation Committee (the “Committee”) of the Board of Directors (“Board”) of Sangamo BioSciences, Inc. (the “Company”) is appointed by the Board to assist in fulfilling certain of the Board’s oversight responsibilities. The Committee’s purposes shall be:

A.	To establish compensation arrangements and incentive goals for executive officers and to administer compensation plans;

B.	To evaluate the performance of executive officers and award incentive compensation and adjust compensation arrangements as appropriate based upon performance; and

C.	To review and monitor management development and succession plans and activities.

II. Membership

A.	The Committee shall be composed of at least three directors, each of whom must be independent, as determined pursuant to applicable rules of the Nasdaq Stock Market, Inc. In addition, at least two of the members shall qualify as “outside directors” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder and as “non-employee” directors as defined in Rule 16b-3.

B.	The members of the Committee shall be nominated by the Nominating and Corporate Governance Committee and appointed by the Board for one-year terms. The Nominating and Corporate Governance Committee shall recommend, and the Board shall designate, one member of the Committee to serve as Chairperson. The members of the Committee shall serve until their resignation, retirement, or removal by the Board or until their successors shall be appointed. No member of the Committee shall be removed except by majority vote of the independent directors of the full Board then in office.

III. Meetings and Procedures

A.	The Committee shall meet as often as it may deem necessary and appropriate in its judgment. A majority of the members of the Committee shall constitute a quorum.

B.	The Chairperson of the Committee or a majority of the members of the Committee may call a special meeting of the Committee.

C.	The Committee may delegate authority to one or more members of the Committee where appropriate, but no such delegation shall be permitted if the authority is required by law, regulation, or listing standard to be exercised by the Committee as a whole.

D.	The Committee may request that any directors, officers, or employees of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting to provide such information as the Committee requests.

E.	The Committee shall fix its own rules of procedure, which shall be consistent with the bylaws of the Company and this Charter.

F.	The Committee shall keep written minutes of its meetings, which minutes shall be maintained with the books and records of the Company.

IV. Duties and Responsibilities

The Committee shall have the following duties and responsibilities:

A.	Resources

1.	Sole authority, and necessary funding, to retain, set compensation and retention terms for, and terminate any consultants, legal counsel, or other advisors that the Committee determines to employ to assist it in the performance of its duties.

2.	Access to internal advisors and all other resources within the Company to assist it in carrying out its duties and responsibilities.

B.	Compensation Philosophy, Plans, and Programs

1.	Periodically review, consider, and approve the philosophy for compensation of the Company’s executive officers and other employees.

2.	Establish compensation plans and programs for executives officers and other employees, including incentive and equity-based plans and programs, and authorize appropriate employment contracts, special retirement benefits, and severance or change in control arrangements.

3.	Periodically review the adequacy of such plans, programs and arrangements for the executive officers and other employees.

4.	Administer, or delegate to a subcommittee of the Committee the authority to administer, the Company’s incentive and equity-based plans and programs and otherwise exercise the authority of the Board with respect to such plans. Members of a subcommittee shall qualify as “outside directors” under Section 162(m) of the Code and as “non-employee” directors under Rule 16b-3.[1](

C.	Specific Compensation Amounts and Incentives

1.	Establish annual base salary amounts for executive officers and their annual incentive opportunity levels and the financial and any other goals to be met to earn annual and long-term incentive awards. The CEO shall not be present during voting or deliberations relating to CEO compensation and incentives.

2.	Review and evaluate, at least annually and taking into account the views of the other members of the Board, the performance and leadership of the CEO and determine the amounts of annual and any long-term incentive awards and any adjustments to the annual salary amounts based upon such performance and consistent with the achievement of the established goals.

3.	Review with the CEO his evaluation of the performance of the executive officers and determine with the CEO Board approval of the amounts of annual and any long-term incentive awards and any adjustments to the annual salary amounts based upon such performance and consistent with the achievement of the established goals.

D.	Management Development and Succession

1.	Review and monitor management development plans and activities.

2.	Review with the Board the Company’s succession plan for the CEO and other executive officers, including plans for emergency succession in case of unexpected disability.

E.	Other Responsibilities

1.	Prepare the report on executive compensation for inclusion in the Company’s annual proxy statement in accordance with Securities and Exchange Commission rules and regulations.

(1. These duties and responsibilities co-exist with the duties and responsibilities that have been delegated to the Special Stock Option Committee to grant stock options under specified circumstances under the 2000 Stock Incentive Plan.

2.	Review and reassess on an annual basis the adequacy of this Charter and recommend any proposed changes to the Board for its approval.

3.	Perform any other activities consistent with this Charter, the Company’s Certificate of Incorporation, the Company’s bylaws, and governing law as the Committee or the Board deems necessary or appropriate.

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Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 7, 2007.

Vote by Internet

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Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. To elect seven directors to serve for the ensuing year until their successors are duly elected and qualified or until earlier death or resignation:

Nominees:	For	Withhold		For	Withhold		For	Withhold
01 - Edward O. Lanphier, II	☐	☐	02 - William G. Gerber, M.D.	☐	☐	03 - John W. Larson	☐	☐
04 - Margaret A. Liu, M.D.	☐	☐	05 - Steven J. Mento, Ph.D.	☐	☐	06 - H. Ward Wolff	☐	☐
07 - Michael C. Wood	☐	☐						

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	For	Against	Abstain
2. To ratify the Appointment of Ernst & Young LLP as Independent Auditors for the fiscal year ended December 31, 2007.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance
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C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, GIVE FULL NAME AND TITLE AS SUCH.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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